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                                                Rule 424(b)(3)
                                                File No. 33-62479

Pricing Supplement No. 27                       Dated February 4, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $50,000,000                          Issue Price: 100%

Original Issue Date: February 7, 1997     Stated Maturity Date: February 5, 1999

Form: [X] Book-Entry [ ] Certificated

Depositary: Depository Trust Company

Specified Currency:  U.S. Dollars
       (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency : [ ] Yes [ ] No
       (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
       (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:    [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
              [ ] Federal Funds Rate [ ] Prime Rate [ ] Other: Fixed

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 5th day of February, May, August and November of each year, beginning May 6, 1997, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 5th day of February, May, August and November of each year, beginning May 6, 1997, up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.

                                                      Rule 424(b)(3)
                                                      File No. 33-62479

Pricing Supplement: No. 27                            Dated: February 4, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)




Initial Interest Rate: 5:6125%

Index Maturity: 3 Month.

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-): +.05%                                   Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .10%

Other Provisions:      a) AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO.
                          27 UNDER MTN-SERIES G PROGRAM: $1,000,750,000.00.

                       b) CUSIP #42333HGLO

Agent: Merrill Lynch & Co.
       250 Vesey Street
       New York, NY 10281